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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Chadmoore Wireless Group, Inc.

We consent to incorporation by reference in the registration statements (No.33-95408 and No. 33-80405) on Form S-8 of Chadmoore Wireless Group, Inc. of our report dated March 27, 1998, relating to the consolidated balance sheets of Chadmoore Wireless Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997 and for the period from January 1, 1994 through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of Chadmoore Wireless Group, Inc. Our report dated March 27, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a deficit accumulated during the development stage which raise substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                       /s/ KPMG Peat Marwick LLP


Las Vegas, Nevada
April 14, 1998